AMENDED AND RESTATED INDEPENDENT CONTRACTOR
CONSULTANCY AGREEMENT

     This Amended and Restated Independent Contractor Consultancy Agreement (the “Agreement”) made and entered into on January 6, 2010 (the “Effective Date”), by and between Ross Stores, Inc. (“Company”), and Norman A. Ferber, an individual (“Contractor”), amends and restates the Independent Contractor Consultancy Agreement entered into by Company and Contractor effective as of February 1, 2000 and amended through March 19, 2008 (the “Prior Agreement”).

     1. Engagement of Services. Company hereby retains Contractor to provide consulting services in connection with the management and operation of Company’s business.

     2. Compensation.

          2.1 Fees. Company will pay Contractor an annual fee for services rendered in the amount of $1,100,000, payable in equal monthly installments on or before the tenth day of each month during the Term (as defined herein).

          2.2 Expenses. Contractor will be reimbursed only for reasonable expenses incurred in connection with Contractor’s performance of services to Company under this Agreement, provided that Contractor promptly provides documentation for expenses as Company may reasonably request.

          2.3 Life Insurance. Company will pay directly to Contractor the amount necessary to cover the aggregate premium payments for the period from June 1, 2012 through January 31, 2014 (the “Remaining Insured Period”) for the existing life insurance policy on the life of Contractor (the policy issued for the benefit of the Norman A. Ferber and Rosine Ferber 2001 Insurance Trust or as otherwise designated by Contractor), with a death benefit in the amount of $2,000,000 (the “Policy”). Company acknowledges and agrees that it has paid all applicable premiums on the Policy through June 1, 2012 and shall pay amounts each year during the Remaining Insured Period equal to that year’s premiums on the Policy through January 31, 2014. Each such annual premium payment by Company shall (a) be paid no later than the last day of the calendar year in which the premium is due, (b) not be affected by any other expenses that are eligible for reimbursement in any year and (c) not be subject to liquidation or exchange for another benefit. In addition to such premium payments, Company shall pay to Contractor an amount equal to any federal, state and local income taxes imposed on Contractor as a result of such premium payments by the Company, including the amount of any additional taxes imposed on Contractor due to the Company’s payment of the initial taxes imposed on Contractor, which amount will in no event be paid later than the end of the calendar year following the calendar year in which such taxes are paid by Contractor. Contractor shall designate the beneficiaries of the Policy.

     3. Independent Contractor Relationship. Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by Company’s Chief Executive Officer (the “CEO”). Contractor will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

          3.1 Method of Performing Services; Results. In accordance with Company’s objectives, Contractor will determine the method, details and means of performing the services required by this Agreement. Company shall have no right to, and shall not, control the manner or determine the method of performing Contractor’s services. Contractor shall perform such consultancy services as shall be reasonably requested by the CEO.

          3.2 Workplace, Hours and Instrumentalities. Contractor may perform the services required by this Agreement at any place or location and at such time as Contractor shall determine. Contractor shall provide consulting services no more than 2-3 days per week and it is understood that Contractor will not be available for consulting services during Contractor’s extended vacation periods. Contractor shall provide all tools and instrumentalities, if any, required to perform the services under this Agreement.

     4. Consulting Services in Connection With a Business Transaction. In addition to the fees set forth in Section 2.1 above, upon the consummation of a Business Transaction (as defined below) and provided that Ross’ Board of Directors has requested that Ferber provide consulting services in connection with any such Business Transaction, Ross shall pay to Ferber an additional lump sum consulting fee in the amount of $1,500,000 (the “Lump Sum Fee”). Ferber shall be entitled to payment of the Lump Sum Fee with respect to any Business Transaction for which Ferber provided consulting services, notwithstanding that the consummation thereof occurred after the expiration or termination of this Agreement, which Lump Sum Fee shall be paid as soon as practicable following the consummation of such transaction but in no event later than March 15 of the year following the year in which such transaction is consummated. If the Lump Sum Fee is subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), Ross shall reimburse Ferber in an amount such that, after deduction of any Excise Tax payments paid by Ferber, and any federal, state or local income tax and Excise Taxes paid as a result of such reimbursement, the net funds retained by Ferber shall be equal to the Lump Sum Fee; such amount to be reimbursed as soon as practicable after such taxes are paid but in no event later than the end of the calendar year following the calendar year in which such taxes are paid. For purposes of this Agreement, a “Business Transaction” shall be deemed to have occurred if:

          (a) Any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), shall acquire, in or a series of transactions, whether through sale of stock or merger, ownership of stock of Company that possesses more than 30% of the total fair market value or total voting power of the stock of Company or any successor to Company; or

          (b) A merger in which Company is a party, after which merger the stockholders of Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or

          (c) The sale, exchange, or transfer of all or substantially all of Company’s assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

     5. Confidentiality.

          5.1 Confidential Information.

          (a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company and Company’s suppliers and customers, and includes, without limitation, Company innovations, Company property, and Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

          (b) Nondisclosure and Nonuse Obligations. Except as permitted in this section, Contractor shall neither use nor disclose the Confidential Information. Contractor may use the Confidential Information solely to perform services for the benefit of Company. Contractor agrees that Contractor shall treat all Confidential Information of Company with the same degree of care as Contractor accords to Contractor’s own Confidential Information, but in no case less than reasonable care. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Contractor will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure.

          (c) Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Section 4.1(b) with respect to any portion of the Confidential Information shall not apply to any such portion which Contractor can demonstrate, (i) was in the public domain at or subsequent to the time such portion was communicated to Contractor by Company through no fault of Contractor; (ii) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Contractor by Company; or (iii) was developed by Contractor independently of and without reference to any information communicated to Contractor by Company. A disclosure of Confidential Information by Contractor, either (A) in response to a valid order by a court or other governmental body, (B) otherwise required by law, or (C) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

          5.2 Ownership and Return of Company Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, blueprints, studies, memoranda, specifications, lists, and all other tangible media of expression) furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Contractor hereby does and will assign to Company all rights, title and interest Contractor may have or acquire in the Company Property. Contractor agrees to keep all Company Property at Company’s or Contractor’s premises unless otherwise permitted in writing by Company. At Company’s request and no later than five (5) days after such request, Contractor shall destroy or deliver to Company, at Company’s option, (a) all Company Property, (b) all tangible media of expression in Contractor’s possession or control which incorporate or in which are fixed any Confidential Information, and (c) written certification of Contractor’s compliance with Contractor’s obligations under this sentence.

     6. Observance of Company Rules. At all times while on Company’s premises, Contractor will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

     7. No Conflict of Interest. Contractor may perform services for any other person or entity so long as Contractor’s performance of such services does not interfere, or become incompatible or inconsistent with Contractor’s obligations to, or the scope of services rendered for, Company under this Agreement. Contractor warrants that, to the best of Contractor’s knowledge, there is no other contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement. Contractor agrees that during the term of this Agreement, Contractor shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor or otherwise) to Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., The Federated Stores, Filene’s Basement Corp., The TJX Companies, Inc., and/or the May Department Stores Company, as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the event of a merger or acquisition.

     8. Term and Termination.

          8.1 Term. This Agreement is effective as of the Effective Date and will continue until January 31, 2014 (such date, the “Termination Date” and such period, the “Term”). This Agreement is renewable upon the mutual consent of both parties. The terms of such renewal must be in writing and signed by both Company and Contractor.

          8.2 Termination of Agreement Prior to the Termination Date. Other than as provided in Section 8.4 below, Contractor shall receive the full annual fees specified in Section 2.1 for the duration of this Agreement or any renewal term, regardless of whether this Agreement terminates prior to the Termination Date, unless this Agreement is terminated by Company for Cause or by Contractor without Good Reason. For purposes of this Agreement, “Cause” shall mean Contractor’s breach of Section 5 or 7, and “Good Reason” shall mean Company’s material breach of this Agreement.

          8.3 Survival. The rights and obligations contained in Sections 4, 5 and 9 will survive any termination or expiration of this Agreement.

          8.4 Termination Due to Death. Except as is specifically provided in Section 4, in the event of Contractor’s death, this Agreement will immediately terminate and no further fees or payment will by owed by the Company to Contractor, his heirs or assigns.

     9. General Provisions.

          9.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Contractor may not assign Contractor’s rights, subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent. This shall not, however, prevent Contractor from employing employees to assist in Contractor’s rendering of services to Company under Contractor’s supervision, as deemed necessary by Contractor.

          9.2 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

          9.3 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

          9.4 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the parties, and no breach excused by the parties, unless such waiver or consent is in writing signed by that party. The waiver by the parties of, or consent by the parties to, a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by that party. This Agreement may only be amended or modified by a writing signed by the parties or their authorized representatives.

          9.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Prior Agreement.

          9.6 Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Contractor:	Norman A. Ferber
459 Hamilton Avenue
Palo Alto, CA 94301

If to Company:	Ross Stores, Inc.
4440 Rosewood Drive
Pleasanton, CA 94588
Attn: General Counsel

          9.7 Arbitration. In the event of any dispute or claim relating to arising out of this Agreement, all such disputes or claims shall be fully, finally and exclusively be resolved through binding arbitration conducted by the American Arbitration Association pursuant to its rules and procedures, with such arbitration conducted in Alameda County, California, to the fullest extent permitted by law; provided however that the parties shall be entitled to pursue all provisional remedies allowed by California Code of Civil Procedure Section 1281.8.

     IN WITNESS WHEREOF, the parties have executed this Restated Agreement on the date first above written.

Company:		Contractor:

ROSS STORES, INC.		NORMAN A. FERBER

By:	/s/ Michael Balmuth	/s/ Norman A. Ferber
	Michael Balmuth	Chairman of the Board, Ross Stores, Inc.
Vice Chairman and CEO